================================================================================
                                  NEWS RELEASE
================================================================================

Release Date:   Thursday, February 19, 2009

Release Time:   Immediate

Contact:        Eric E. Stickels, Executive Vice President & CFO

Phone:          (315) 366-3702

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Oneida  Financial  Corp.  Reports  2008 Fourth  Quarter and Full Year  Operating
Results (unaudited)

             Oneida,  NY, February 19, 2009 - Oneida  Financial  Corp.  (NASDAQ:
ONFC), the parent company of The Oneida Savings Bank, has announced fourth quarter and full year operating results. Net income for the three months ended December 31, 2008 is $1.7 million or $0.22 diluted earnings per share, an increase of 56.3% compared with $1.1 million, or $0.14 diluted earnings per share, for the three months ended December 31, 2007. The increase in net income during the respective fourth quarter periods is primarily the result of an increase in net interest income, an increase in non-interest income and an income tax benefit in 2008; partially offset by an increase in non-interest expense, a decrease in investment gains, an increase in non-cash investment losses and an increase in provision for loan losses during the fourth quarter of 2008 as compared with the same period in 2007. The operating results for the current quarter were negatively impacted by non-cash investment losses of $830,000. This non-cash charge to earnings was more than offset by an adjustment to the provision for income taxes to reflect the United States Treasury's decision to allow non-cash losses incurred by holders of Freddie Mac and Fannie Mae stock to be recognized during 2008 as ordinary losses to be taken against ordinary income rather than capital losses which may only offset capital gains. This resulted in a non-cash tax benefit in the fourth quarter of 2008 of $1.1 million.

             Full year 2008 operating results were adversely impacted by the disruption in the financial markets and in particular the significant decline in value of Federal Home Loan Mortgage Corporation ("Freddie Mac") perpetual preferred stock following the announcement by the United States Treasury and the Federal Housing Finance Agency ("the FHFA") that the government sponsored enterprise was placed under conservatorship. Additionally, the FHFA eliminated the payment of dividends on common stock and preferred stock and assumed the powers of the Board and management of Freddie Mac which adversely impacted the market value of this investment. The Company recorded non-cash charges to earnings in the third and fourth quarters of 2008 reflecting the decrease in market value of Freddie Mac preferred stock and certain other investment securities. This has resulted in a net loss for the year ended December 31, 2008 of $1.7 million, or a loss of $0.22 per share compared to net income of $3.5 million, or $0.46 basic earnings per share, for the year ended December 31, 2007. Net income from operations for the year ending December 31, 2008, as referenced in the table below, was $3.5 million or $0.45 per share. This compares to net income from operations for the year ended December 31, 2007 of $3.5 million, or $0.46 per share. Net income from operations for the year ended December 31, 2008 as compared with December 31, 2007 reflects an increase in net interest income, an increase in non-interest income and an income tax benefit in 2008 compared to a provision for income taxes in 2007; partially offset by an increase in non-interest expense, an increase in provision for loan losses and a decrease in investment gains. The acquisition of The National Bank of Vernon and the opening of a banking, insurance and retail center in the Griffiss Business and Technology Park in Rome, New York both completed in the second quarter of 2007 contributed to the increase in non-interest expense.

Reported Results (including  non-cash gains and losses recognized under FAS 159)
     (All amounts in thousands except per share amounts)

                                                 Year to Date     Year to Date
                                                   Dec. 31,         Dec. 31,
                                                     2008             2007
                                                   -------------------------
            Net interest income                    $ 15,653         $ 13,645
            Provision for loan losses                   525               --
            Investment (losses) gains                (8,634)             353
            Non-interest income                      18,318           17,838
            Non-interest expense                     28,712           26,964
            Income tax (benefit) provision           (2,223)           1,368
            Net (loss) income                      $ (1,677)        $  3,504
            Net (loss) income per
                basic share                        $  (0.22)        $   0.46


Operating Results / Non-GAAP (excluding non-cash gains and losses recognized under FAS 159) (All amounts in thousands except per share amounts)

                                                 Year to Date     Year to Date
                                                   Dec. 31,         Dec. 31,
                                                     2008             2007
                                                   -------------------------
            Net interest income                    $ 15,653         $ 13,645
            Provision for loan losses                   525               --
            Investment gains                             63              353
            Non-interest income                      18,318           17,838
            Non-interest expense                     28,712           26,964
            Income tax provision                      1,295            1,368
            Net income                             $  3,502         $  3,504
            Net income per
                basic share                        $   0.45         $   0.46

             The table above summarizes the Company's operating results excluding a non-cash impairment charge related to the bankruptcy of Lehman Brothers Holdings which has negatively impacted the value of a medium term note and the non-cash charge to earnings recognized in connection with the adoption of FAS 159 (The Fair Value Option of Financial Assets and Financial Liabilities). This new accounting pronouncement is effective as of January 1, 2008 and requires that the change in fair value of certain financial instruments be reflected through the income statement. Oneida Financial Corp. has adopted this accounting treatment for the preferred and common equity securities it holds in the investment portfolio of the Bank. Cumulative non-cash charges through December 31, 2008 of $8.7 million, net of taxes of $3.5 million related to the change in fair value of these investment securities represents the difference between reported results and operating results, as presented in the above tables. The Company intends to continue holding these securities. Future earnings may reflect an increase in value as market conditions improve. The Company believes these non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the Company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the Company believes the exclusion of these items enables management to perform a more effective evaluation and comparison of the Company's results and to assess the overall performance of our business in relation to the Company's ongoing operations.

             Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp., said, "Oneida Financial Corp. continues to maintain consistent operating results and measurable asset growth despite the difficult operating environment and uncertain economic times our country and our industry is currently experiencing." Kallet continued, "This past year will go down in history as the year that changed the playing field of banking. The investment charges we recorded during 2008 are a reflection of the economic and credit crisis the world financial markets have been experiencing.

Though this could not have been foreseen by Oneida Savings, our conservative lending practices have ensured that there have been no losses due to any sub-prime, Alt-A or other high risk mortgage lending. Furthermore, the housing market served by Oneida Savings Bank didn't experience the higher and unsustainable home values over the past decade that now plague many parts of this country, and which has resulted in increased foreclosure activity. In fact, Oneida Savings has never been an investor in high risk or esoteric loans or investments." Kallet concluded, "At a time when many financial institutions are contracting, Oneida Financial Corp. has continued to prudently grow its assets, we have excess liquidity for lending purposes and sufficient capital to absorb the impact of this economic cycle."

             Total assets  increased $17.8 million or 3.4%, to $540.1 million at
December 31, 2008 from $522.3 million at December 31, 2007. The increase in the Company's assets is the result of an increase in loans receivable and an increase in mortgage-backed securities. Loans receivable increased $18.1 million to $302.5 million at December 31, 2008 as compared with December 31, 2007, reflecting loan origination activities of Oneida Savings Bank. The increase in loans receivable was partially offset by the sale of $18.6 million in fixed rate one-to-four family residential real estate loans during the trailing twelve month period. The Company does not originate and has no direct exposure to sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages. Mortgage-backed securities increased $27.7 million to $74.3 million at December 31, 2008 as compared with $46.6 million at December 31, 2007. Investment securities decreased $35.4 million to $60.4 million at December 31, 2008 as compared with $95.8 million at December 31, 2007 primarily due to an increase in mortgage-backed securities and the adoption of FAS 159 resulting in the reclassification of certain investment securities to that of trading securities. Total deposits increased $25.6 million to $425.7 million at December 31, 2008. Contributing to the increase in total deposits has been an increase in municipal deposits offered through Oneida Savings Bank's limited purpose commercial banking subsidiary, State Bank of Chittenango. Municipal deposits increased $25.2 million to $54.9 million at December 31, 2008 from $29.7 million at December 31, 2007. The Company's loan-to-deposit ratio at December 31, 2008 is 71.1% indicating significant liquidity available for lending activities.

             Net interest income increased for the fourth quarter of 2008 to $4.1 million compared with $3.6 million for the fourth quarter of 2007. The increase in net interest income primarily is due to the average cost of interest-bearing liabilities decreasing to a greater extent than the average yield on interest-earning assets and the growth in interest-earning assets. The net interest margin was 3.63% for the three months ending December 31, 2008 as compared with 3.29% for the same period in 2007. For the year ended December 31, 2008 the Bank's net interest margin was 3.42% compared to 3.34% for the same period in 2007.

             Interest income was $6.6 million for the fourth quarter of 2008 as compared with interest income of $6.9 million during the same period in 2007. The decrease in interest income during the three months ended December 31, 2008 resulted primarily from a decrease in yield of 48 basis points on interest earning assets, reflecting the decrease in market interest rates during the current quarter. This decrease was partially offset by an increase in the average balances of interest-earning assets during the current period of $21.1 million. For the twelve months ended December 31, 2008 the yield on interest-earning assets decreased 45 basis points while the average balances of interest-earning assets increased $49.3 million as compared with the same period in 2007.

             Total interest expense decreased to $2.5 million for the three months ended December 31, 2008. This is compared with interest expense of $3.3 million during the same 2007 period. The decrease for the three months ended December 31, 2008 was due to a decrease in the cost of 93 basis points of interest-bearing liabilities during the fourth quarter of 2008 as compared with the same period in 2007 to 2.37% from 3.30%, partially offset by an increase in the average balances of interest-bearing liabilities during the current period of $26.7 million. Average borrowed funds outstanding were $54.5 million for the three months ending December 31, 2008, compared with $57.0 million in average borrowings outstanding during the fourth quarter of 2007. Interest expense on deposits decreased during the fourth quarter of 2008 to $1.9 million from $2.6 million as compared with the same  period of 2007.  Average  interest-bearing  deposits  were $366.0 million for the three months ending December 31, 2008, compared with $336.8 million during the fourth quarter of 2007. For the twelve months ended December 31, 2008 the cost of interest-bearing liabilities decreased 61 basis points while the average balances of interest-bearing liabilities increased $49.1 million as compared with the same period in 2007.

             Net investment losses for the three months ended December 31, 2008 were $791,000 compared with net investment gains of $352,000 for the three months ended December 31, 2007. The net investment loss in the fourth quarter of 2008 is the result of non-cash investment charge recognized in connection with FAS 159 relative to the Company's trading securities and a non-cash impairment charge recorded for the Company's investment in a medium term note in Lehman Brothers Holdings of $190,000, partially offset by investment gains realized during the quarter. The variance from the prior year fourth quarter is a reflection of the equity markets and the valuation adjustments recognized during the quarter for a core equity fund owned by the Company. Net investment losses for the year ended December 31, 2008 were $8.6 million compared with a net investment gain of $353,000 for the comparable period in 2007. The net investment losses recognized in 2008 were the result of fair value non-cash adjustments for certain investment securities which resulted in cumulative charges against earnings of $7.7 million and a non-cash impairment charge recorded for the Company's investment in a medium term note in Lehman Brothers Holdings of $1.0 million during 2008 resulting in a complete write-down of this investment as the Company cannot reasonable conclude collection is probable. These non-cash investment charges were partially offset by realized investment gains of $63,000 during the year ended December 31, 2008.

             Non-interest income was $4.8 million during the fourth quarter of 2008 as compared with $4.5 million during the comparable 2007 period. Non-interest income for the year ended December 31, 2008 was $18.3 million as compared with $17.8 million during the year ended December 31, 2007. The increase in non-interest income during the year ended December 31, 2008 was supported by an increased level of service charges on deposit accounts, increasing $229,000 or 9.0% for the year ended December 31, 2008 compared with 2007 primarily the result of the growth in total deposits. Commissions and fees on the sale of non-banking products through the Company's subsidiaries for the year ended December 31, 2008 increased $97,000 as compared with the same period during 2007. Our insurance and financial services subsidiaries, Bailey Haskell & LaLonde and Benefit Consulting Group, Inc. continue to contribute favorably to the Company's overall performance.

             Non-interest expense was $7.2 million for the three months ended December 31, 2008 compared with $6.9 million for the three months ended December 31, 2007. Non-interest expense for the year ended December 31, 2008 was $28.7 million as compared with $27.0 million during the year ended December 31, 2007. The increase in non-interest expense is primarily the result of an increase in employee compensation and benefits, equipment and other operating expenses associated with the expansion of our banking franchise resulting from the acquisition of the National Bank of Vernon and the completion of our banking, insurance and retail center at the Griffiss Business and Technology Park in Rome, New York. In addition, an increase in operating expenses associated with our insurance agency and consulting subsidiaries contributed to the increase in non-interest expense.

             Provision for loan losses of $250,000 were made during fourth quarter of 2008 with no provisions made during the 2007 period. Provision for loan losses for the year ended December 31, 2008 was $525,000 as compared with no provisions made during the year ended December 31, 2007. The Company continues to monitor the adequacy of the allowance for loan losses given the risk assessment of the loan portfolio and current economic conditions. The Bank continues to maintain a low level of net loan charge-offs and non-performing assets. Management will continue to analyze the potential risks of a further downturn in the economy and the ability of borrowers to repay their debt obligations. The ratio of the loan loss allowance to loans receivable is 0.87% at December 31, 2008 compared with a ratio of 0.88% at December 31, 2007. Net loan charge-offs for the year ended December 31, 2008 were $412,000 as compared with net loan charge-offs of $95,000 for the year ended December 31, 2007. The level of the allowance as a percentage of loans outstanding is deemed to be adequate based upon management's assessment of various credit factors.

             Stockholders' equity was $52.3 million, or 9.7% of assets at December 31, 2008 compared with $59.3 million, or 11.4% of assets, at December 31, 2007. The decrease in stockholders' equity was primarily a result of valuation adjustments made for the Company's available for sale investment and mortgage-backed securities as well as the adoption of FAS 159 on January 1, 2008. In addition, stockholders' equity was reduced through the payment of cash dividends in February and August of 2008. Partially offsetting the decreases in stockholders' equity was the contribution of net earnings during the first, second and fourth quarters of 2008. To date neither the Company nor Oneida Savings Bank has received any capital support from the federal government.

             This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

             All financial information provided at and for the quarter and years ended December 31, 2008 and 2007, and all quarterly data is unaudited. Selected financial ratios have been annualized where appropriate. Operating data is presented in thousands of dollars, except for per share amounts.


                                               At            At             At            At             At
Selected Financial Data                      Dec 31,       Sep 30,       Jun 30,        Mar 31,       Dec 31,
(in thousands except per share data)          2008          2008           2008          2008           2007
                                           -----------   -----------   ----------     -----------    ----------
                                           (unaudited)   (unaudited)   (unaudited)    (unaudited)    (audited)
Total Assets                                $  540,130    $  549,905    $  549,116    $  542,655    $  522,315
Loans receivable, net                          302,492       298,703       290,740       280,969       284,418
Mortgage-backed securities                      74,330        75,562        78,820        65,219        46,583
Investment securities                           60,433        62,650        72,720        81,481        95,811
Trading securities                               5,941         6,591        13,037        13,041             0
Goodwill and other intangibles                  25,063        25,196        25,369        25,430        25,434
Interest bearing deposits                      364,911       373,781       362,130       358,232       334,444
Non-interest bearing deposits                   60,787        65,896        65,879        63,940        65,685
Borrowings                                      52,825        51,900        58,900        56,400        56,400
Shareholders' Equity                            52,269        50,689        56,927        58,775        59,340

Book value per share
   (end of period)                          $     6.75    $     6.56    $     7.37    $     7.61    $     7.68
Tangible value per share
   (end of period)                          $     3.51    $     3.30    $     4.08    $     4.32    $     4.39

Selected Financial Ratios
Non-Performing Assets to
    Total Assets (end of period)                  0.09%         0.11%         0.09%         0.09%         0.07%
Allowance for Loan Losses to
    Loans Receivable, net                         0.87%         0.83%         0.87%         0.89%         0.88%
Average Equity to Average Assets                 10.29%        10.60%        10.96%        11.22%        11.83%

Regulatory Capital Ratios
Total Capital
    to Risk Weighted Assets                      10.21%        10.01%        10.42%        10.48%        10.18%
Tier 1 Capital
    to Risk Weighted Assets                       9.49%         9.32%         9.71%         9.77%         9.45%
Tier 1 Capital
    to Average Assets                             6.64%         6.30%         6.67%         6.84%         6.60%



                                             Quarter Ended                 Year Ended
Selected Operating Data                  Dec 31,       Dec 31,        Dec 31,       Dec 31,
(in thousands except per share data)      2008          2007           2008           2007
                                      -------------------------------------------------------
                                      (unaudited)    (unaudited)    (unaudited)     (audited)
Interest income:
   Interest and fees on loans         $    4,678     $    4,882     $   18,535     $   18,552
   Interest and dividends
      on investments                       1,952          1,786          8,030          6,292
   Interest on fed funds                       9            190            169            829
                                      -------------------------------------------------------
      Total interest income                6,639          6,858         26,734         25,673
Interest expense:
   Interest on deposits                    1,892          2,557          8,515          9,038
   Interest on borrowings                    608            721          2,566          2,990
                                      -------------------------------------------------------
      Total interest expense               2,500          3,278         11,081         12,028
                                      -------------------------------------------------------
Net interest income                        4,139          3,580         15,653         13,645
   Provision for loan losses                 250              0            525              0
                                      -------------------------------------------------------
Net interest income after
     provision for loan losses             3,889          3,580         15,128         13,645
                                      -------------------------------------------------------
                                            (151)           352           (959)           353
                                      -------------------------------------------------------
Net investment (losses) gains
Change in fair value of investments         (640)             0         (7,675)             0
                                      -------------------------------------------------------
Non-interest income:
   Service charges on deposit accts          729            722          2,775          2,546
   Commissions and fees on sales
       of non-banking products             3,568          3,337         13,618         13,521
   Other revenue from operations             454            445          1,925          1,771
                                      -------------------------------------------------------
      Total non-interest income            4,751          4,504         18,318         17,838
Non-interest expense
   Salaries and employee benefits          4,472          4,313         18,128         16,985
   Equipment and net occupancy             1,219          1,202          4,739          4,427
   Intangible amortization                   133            154            541            548
   Other costs of operations               1,352          1,271          5,304          5,004
                                      -------------------------------------------------------
      Total non-interest expense           7,176          6,940         28,712         26,964
                                      -------------------------------------------------------
Income (loss) before income taxes            673          1,496         (3,900)         4,872
Income tax (benefit) provision            (1,003)           424         (2,223)         1,368
                                      -------------------------------------------------------
Net (loss) income                     $    1,676     $    1,072     $(   1,677)    $    3,504
                                      =======================================================

Net (loss) income per common
   share ( EPS - Basic )              $     0.22     $     0.14     $(    0.22)    $     0.46
Net (loss) income per common
   share ( EPS - Diluted)             $     0.22     $     0.14     $(    0.22)    $     0.45
Cash Dividends Paid                   $     0.00     $     0.00     $     0.48     $     0.48

Return on Average Assets                    1.23%          0.82%         -0.31%          0.71%
Return on Average Equity                   13.12%          7.28%         -2.99%          5.99%
Return on Average Tangible Equity          25.35%         12.82%         -5.44%          9.75%
Net Interest Margin                         3.63%          3.29%          3.42%          3.34%



                                        Fourth         Third         Second         First         Fourth
Selected Operating Data                Quarter        Quarter        Quarter       Quarter        Quarter
(in thousands except per share data)     2008           2008           2008          2008           2007
                                      ---------------------------------------------------------------------
                                      (unaudited)    (unaudited)    (unaudited)   (unaudited)   (unaudited)
Interest income:
   Interest and fees on loans         $    4,678     $    4,634     $    4,518    $    4,704     $    4,882
   Interest and dividends
      on investments                       1,952          1,998          2,124         1,956          1,786
   Interest on fed funds                       9             19             76            65            190
                                      ---------------------------------------------------------------------
      Total interest income                6,639          6,651          6,718         6,725          6,858
Interest expense:
   Interest on deposits                    1,892          2,081          2,207         2,334          2,557
   Interest on borrowings                    608            646            644           668            721
                                      ---------------------------------------------------------------------
      Total interest expense               2,500          2,727          2,851         3,002          3,278
                                      ---------------------------------------------------------------------
Net interest income                        4,139          3,924          3,867         3,723          3,580
   Provision for loan losses                 250            125            150             0              0
                                      ---------------------------------------------------------------------
Net interest income after
     provision for loan losses             3,889          3,799          3,717         3,723          3,580
                                      ---------------------------------------------------------------------

 Net investment (losses) gains              (151)          (826)            22            (4)           352
                                      ---------------------------------------------------------------------
Change in fair value of investments         (640)        (6,436)             5          (604)             0
                                      ---------------------------------------------------------------------
Non-interest income:
   Service charges on deposit accts          729            728            678           640            722
   Commissions and fees on sales
       of non-banking products             3,568          3,178          3,373         3,500          3,337
   Other revenue from operations             454            562            423           485            445
                                      ---------------------------------------------------------------------
      Total non-interest income            4,751          4,468          4,474         4,625          4,504
Non-interest expense
   Salaries and employee benefits          4,472          4,361          4,715         4,580          4,313
   Equipment and net occupancy             1,219          1,237          1,070         1,214          1,202
   Intangible amortization                   133            134            134           141            154
   Other costs of operations               1,352          1,315          1,414         1,221          1,271
                                      ---------------------------------------------------------------------
      Total non-interest expense           7,176          7,047          7,333         7,156          6,940
                                      ---------------------------------------------------------------------
Income (loss) before income taxes            673         (6,042)           885           584          1,496
Income tax (benefit) provision            (1,003)        (1,614)           239           155            424
                                      ---------------------------------------------------------------------
Net (loss) income                     $    1,676     $(   4,428)    $      646    $      429     $    1,072
                                      =====================================================================

Net (loss) income per common
   share ( EPS - Basic )              $     0.22     $(    0.57)    $     0.08    $     0.06     $     0.14
Net (loss) income per common
   share ( EPS - Diluted)             $     0.22     $(    0.57)    $     0.08    $     0.06     $     0.14
Cash Dividends Paid                   $     0.00     $     0.24     $     0.00    $     0.24     $     0.00

Return on Average Assets                    1.23%         -3.20%          0.47%         0.32%          0.82%
Return on Average Equity                   13.12%        -32.26%          4.39%         2.90%          7.28%
Return on Average Tangible Equity          25.35%        -59.88%          7.71%         5.07%         12.82%
Net Interest Margin                         3.63%          3.37%          3.34%         3.38%          3.29%
